Exhibit 3.3

AMENDMENT NO. 1

TO

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGY TRANSFER PARTNERS, L.L.C.

This Amendment No. 1 (this “Amendment No. 1”), dated March             , 2012, to the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. (the “Company”), dated as of August 10, 2010 (the “LLC Agreement”), is hereby adopted, executed and agreed to by Energy Transfer Equity, L.P., a Delaware limited partnership and the sole member of the Company (the “Member”). Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

WHEREAS, the Member desires to amend Article 2 of the LLC Agreement to include certain provisions relating to the separateness of the Company, the Partnership and the MLP;

WHEREAS, Section 10.9 of the LLC Agreement provides that the LLC Agreement may be amended by a written instrument executed by the Member; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 10.9 of the LLC Agreement, the Member has determined that the following amendment is in the best interest of the Company;

NOW, THEREFORE, the Member hereby amends the LLC Agreement as follows:

Section 1. Amendment.

(a)	Section 1.1 is hereby amended by adding the following definition in alphabetical order:

“ “LE GP LLC” means LE GP, L.L.C., a Delaware limited liability company.”

(b)	Section 2.8 is hereby inserted at the end of Article 2 as follows:

“2.8 Certain Undertakings Relating to the Separateness of the MLP.

(a) The Company shall, and shall cause the Partnership to, conduct their respective businesses and operations separate and apart from those of any other Person, except the Company, the Partnership and the Member, in accordance with this Section 2.8.

(b) The Company shall, and shall cause the Partnership to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company (other than the inclusion of the assets and/or liabilities of the Company, the Partnership and their respective Subsidiaries in the consolidated financial statements of the Member and LE GP LLC) unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the Partnership and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the Partnership are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the Partnership or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

(c) The Company shall not commingle or pool, and shall cause the Partnership not to commingle or pool, their respective funds or other assets with those of any other Person, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d) The Company shall, and shall cause the Partnership to, (i) conduct their respective businesses in their respective own names, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person, and (iv) generally hold itself out as an entity separate from any other Person.

(e) The Company shall, and shall cause the Partnership to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, except the Member and its Affiliates, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, except the Member and its Affiliates, (v) not acquire debt obligations or debt securities of the MLP or its Affiliates (other than the Company, the Partnership, ETE and LE GP LLC), (vi) not pledge their assets for the benefit of any Person or make loans or advances to any Person, except the Member and its Affiliates, or (vii) use its commercially reasonable efforts to cause the operative documents under which the Company or the Partnership borrow money, are issuers of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the Partnership from each other and from any other Persons and (B) the Company and the Partnership have assets and liabilities that are separate from those of other Persons; provided that the Company and the Partnership may engage in any transaction described in clauses (v)-(vi) of this Section 2.8(e) if the prior written consent of the Member or the Company, as applicable, has been obtained for such transaction and either (x) the Member or the General Partner, as applicable, has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (y) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f) The Company shall, and shall cause the Partnership to, (i) observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of Governmental Authorities exercising jurisdiction over it, (ii) engage in transactions with the MLP and its Affiliates (other than the Company) in conformity with the requirements of Section 7.6 of the MLP Partnership Agreement, and (iii) promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by the MLP or Affiliates of the MLP (other than the Company, the Partnership, the Member or LE GP LLC). Each material contract between the Company or the Partnership, on the one hand, and the MLP or Affiliates of the MLP (other than the Company, the Partnership, the Member or LE GP LLC), must be (A) approved by the Member or the Company, as applicable, and (B) on terms objectively demonstrable to be no less favorable to the Company or the Partnership, as applicable, than those generally being provided to or available from unrelated third parties, and in any event must be in writing.

(g) Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.”

Section 2. General Authority. The appropriate officers of the Company are hereby authorized to make such further clarifying and conforming changes to the LLC Agreement as they deem necessary or appropriate, and to interpret the LLC Agreement, in order to give effect to the intent and purpose of this Amendment No. 1.

Section 3. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 1 is governed by and shall be construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Amendment No. 1 as of this 26th day of March, 2012.

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
John W. McReynolds, President and Chief Financial Officer

[Signature Page to Amendment No. 1]